Exhibit 10.3

AILERON THERAPEUTICS, INC.

VIA ELECTRONIC DELIVERY

March 23, 2024

Charles T. Gamer

Re: Retention Agreement

Dear Chuck:

As we discussed, your employment with Aileron Therapeutics, Inc. (the “Company”) will terminate effective May 15, 2024 (the “Separation Date”).Through the Separation Date, you will continue to serve as the principal financial officer and principal accounting officer of the Company and lead the activities set forth on Exhibit A (the “Activities”) and assist with a cooperative transition of your job duties. The Company acknowledges its obligation and agrees to pay you the Severance Payments set forth in Section 1.7.2 of the Employment Agreement between you and Lung Therapeutics, Inc. dated December 13, 2018, as amended October 30, 2023 (together, the “Employment Agreement”), subject to the conditions set forth in Section 1.7.2, including your entering into a release agreement (the “Severance Conditions”). In addition, the Company agrees to pay for any accrued unused paid time off.

The Company acknowledges that if the Company were to terminate your employment without Cause or if you were to resign with Good Reason prior to the Separation Date, you would remain eligible to receive, subject to your satisfaction of the Severance Conditions, the Severance Payments. However, if the Company were to terminate your employment for Cause prior to the Separation Date or you were to choose to cease your employment prior to the Separation Date, you would not be eligible to receive the Severance Payments.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will. This letter shall supplement the terms and conditions of your employment with the Company and shall not supersede any prior written agreement between you and the Company, including the Employment Agreement.

Please sign where indicated below to acknowledge your receipt of this letter and your acceptance of its terms and conditions.

Sincerely,

/s/ Brian Windsor
Brian Windsor
President and Chief Executive Officer

I acknowledge that I have read, understand and agree with the terms set forth herein:

/s/ Charles T. Garner March 24, 2024
Charles T. Garner Date